EXHIBIT 99.1

FOR RELEASE June 11, 2003

Michael Attar Director Investor Relations 818-880-7821 Michael.attar@tekelec.com

Tekelec Announces Pricing of $125 Million of Senior Subordinated

Convertible Notes

     CALABASAS, CA (June 11, 2003)... Tekelec (Nasdaq:TKLC) announced today it has priced its offering of $125 million of senior subordinated convertible notes due 2008. The transaction, which is subject to customary closing conditions, is expected to close on Tuesday, June 17. In addition, the Company has granted the initial purchaser of the notes an option to purchase an additional $25 million principal amount of the notes.

     The notes will be convertible into common stock of the Company at a conversion rate of 50.8906 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of $19.65 per share and represents a 55% premium based on the closing stock price of $12.70 per share of Tekelec’s common stock on June 11, 2003. The notes will accrue interest at an annual rate of 2.25% and interest will be payable semi-annually in arrears. The notes will mature in five years and will not be callable during the term of the notes. Holders of the notes will have the right to require Tekelec to redeem the notes upon the occurrence of certain events at 100% of their principal amount plus accrued but unpaid interest.

     Tekelec intends to use the net proceeds from the sale of the convertible notes to redeem the 3.25% Convertible Subordinated Discount Notes due 2004 issued by Tekelec in November 1999, which at issuance had a yield-to-maturity of 6.75%.

     The notes were offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”). The convertible notes and the common stock issuable upon conversion of the convertible notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.